Fleet Plan
Special Charges
Unit Costs/Capacity
Fuel
Operating Performance
Tax Rate
EX-99.1

Exhibit 99.1

Contact:	Patty Nowack

Janice Monahan

480/693-5729

media.relations@americawest.com

FOR IMMEDIATE RELEASE:        Tuesday, June 5, 2001

AMERICA WEST RELEASES OPERATING AND PERFORMANCE DATA

      PHOENIX — America West Holdings Corporation (NYSE:AWA), parent company of America West Airlines, Inc., today released certain data regarding the airline’s fleet plan, unit costs, operating statistics, fuel and performance statistics:

Fleet Plan
America West Airlines’ most recent fleet plan is outlined in the table below. The plan includes two A319 deliveries to bring the quarter-end fleet total to 142 aircraft. The plan also reflects the company’s intention to return certain aircraft ahead of schedule, as previously announced.

	Total Fleet as of			Total Fleet as of
	6/30/01	2001 (3Q-4Q)	2002	12/31/02

B737-200	14	0	-2	12

B737-300	47	-6	-1	40

B757-200	13	0	0	13

A319	23	8	1	32

A320	45	2	3	50

Total	142	4	1	147

Total Fleet Year-End		146	147	147

Special Charges
America West expects to incur special charges in the second quarter related to the previously announced early return of two B737-300 aircraft, the non-renewal of leases for five additional B737-300 aircraft and the reduction in force of certain management and clerical personnel effected in May 2001. These special charges are expected to total approximately $30 million, of which approximately $7 million is non-cash.

	Cash	Non-Cash	Total

2Q Special Charges	$23M	$7M	$30M

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America West Holdings Corporation
Releases Operating and Performance Data / 2

Unit Costs/Capacity
Excluding special charges, America West’s projected second quarter unit costs are expected to increase year-over-year by 6 to 7 percent as capacity growth in the quarter is expected to be nominal. As aircraft are added in the second half of the year, increasing capacity, unit costs are expected to increase at a lower rate, resulting in a cost per available seat mile (CASM) increase for the full year of less than 2 percent.

	2Q01 Forecast	FY 2001 Forecast*

CASM —YOY%	+6 to +7%	0 to +2%

*	Excludes non-recurring operating expense in 4Q00 and expected non-recurring special charge in 2Q01.

	2Q01 Forecast	FY 2001 Forecast

Capacity (ASMs) —YOY%	0 to +2%	+4 to +5%

Fuel
America West’s second quarter fuel price, excluding tax, is projected to be 84 to 86 cents, while the full year 2001 fuel price is forecasted to be 85 to 90 cents. The airline is 60 percent hedged for the second quarter, 30 percent for the third quarter and 20 percent for the fourth quarter.

	2Q01 Forecast	FY 2001 Forecast

Fuel Price (cents/gal. excl. tax)	84 to 86	85 to 90

Operating Performance
March, April and May completion factors were 97.3, 98.0 and 98.0 respectively. Average daily cancellations fell 39 percent versus the same three-month period in 2000. On-time performance was 74 percent for the three months versus 67 percent in 2000.

Tax Rate
For financial reporting purposes, America West’s interim tax rate is based on the company’s projection of full-year earnings and an estimate of annualized permanent differences, which includes approximately $20 million in non-deductible amortization of excess reorganization value expense. The company now expects its tax rate for 2001 to be significantly lower than the 52 percent used in the first quarter due in part to the $30 million in special charges discussed above, as well as lower earnings expectations due to difficult industry-wide revenue conditions. As a result, the company expects to book incremental income taxes in the 2001 second quarter of approximately $6 million in addition to its normal quarterly tax provision.

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America West Holdings Corporation
Releases Operating and Performance Data / 3

      America West Holdings Corporation is an aviation and travel services company with 2000 revenue of $2.3 billion. Wholly owned subsidiary America West Airlines is the nation’s ninth-largest carrier serving 92 destinations with more than 900 daily departures in the U.S., Canada and Mexico. The Leisure Company, also a wholly owned subsidiary, is one of the nation’s largest tour packagers.

      This press release, as well as releases issued in the past year by America West Holdings and its affiliates, can be accessed on the company’s Web site at www.americawest.com.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. The risks and uncertainties include, but are not limited to, the cyclical nature of the airline industry, competitive practices in the industry, the impact of changes in fuel prices, relations with unionized employees generally and the impact of the process of negotiation of labor contracts on the company’s operations, the outcome of negotiations of collective bargaining agreements and the impact of these agreements on labor costs, the impact of industry regulation and other factors described from time to time in the company’s publicly available SEC reports. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-